Exhibit 99.1
Target Hospitality Announces Senior Level Promotions

•	Promotes Jason Vlacich to Chief Financial Officer & Chief Accounting Officer
•	Promotes Troy Schrenk to Senior Executive Vice President Operations & Chief Commercial Officer
•	Reaffirms Full Year 2023 and Preliminary 2024 Financial Outlook

THE WOODLANDS, Texas, January 23, 2024 (PRNewswire) – Target Hospitality Corp. ("Target Hospitality," "Target" or the "Company") (Nasdaq: TH), one of North America's largest providers of vertically integrated modular accommodations and value-added hospitality services, today announced that Jason Vlacich, the Company’s Chief Accounting Officer, has been promoted to the expanded role of Chief Financial Officer. Additionally, Troy Schrenk has been promoted to the expanded role of Senior Executive Vice President of Operations in addition to his position of Chief Commercial Officer. Both promotions are effective as of January 23, 2024.
These two promotions align well with the recently awarded transformational, multi-year humanitarian contract award to Target Hospitality. Mr. Schrenk will lead the Company’s business and commercial operations, construction, business development, and government relations. Mr. Vlacich will lead the finance, accounting, treasury, tax, IT business applications and investor relations functions. Mr. Vlacich succeeds Eric Kalamaras, who has departed from the Company to pursue other interests. The Company expects a seamless CFO transition given the finance and accounting teams remain intact and given the long history of Mr. Vlacich leading the accounting and financial reporting efforts for the past six years.
Brad Archer, Target Hospitality’s President and Chief Executive Officer, stated, “Jason and Troy have been integral parts of our finance and operating teams, respectively. These promotions are exciting and well-earned next steps for these two leaders. Their business acumen, functional expertise, industry knowledge and extensive experience make them well suited to assume a more significant role in this premier organization. Importantly, having been with us for many years, they are each a strong cultural fit. We are confident in Jason and Troy’s ability to provide strategic leadership and vision as we continue to enhance our strong financial position and scalable operating platform. We thank Eric for his service to Target Hospitality and wish him the very best.”
Mr. Vlacich brings a wealth of financial experience, with over 20 years in finance, public accounting and hospitality accounting. The promotion expands on his continuing role as the Company’s Chief Accounting Officer since 2018, where he has made significant contributions to the finance, accounting, tax, and other key financial functions, as well as leading the implementation of transformative key business applications. Prior to joining Target Hospitality, he served as Chief Accounting Officer at Highgate Hotels, L.P., where he led the company’s domestic and European accounting expansion and centralization as well as the implementation of global accounting systems. Prior to his role at Highgate Hotels, L.P., Mr. Vlacich was a Senior Audit Manager and served in various other roles at PricewaterhouseCoopers, LLP where he provided services to public and private companies, including for initial public offerings, across multiple industries with a concentration in the hospitality industry.  Mr. Vlacich also served in a variety of financial reporting, Sarbanes-Oxley compliance, and corporate accounting roles in other industries and public companies.  Mr. Vlacich holds a bachelor’s degree in Accountancy from Bentley University and is a Certified Public Accountant.
Since joining the Company in 2012, Mr. Schrenk has led teams that have achieved record revenue growth by forging new, diversified and durable customer relationships including the transformational expansion of the company’s government segment  With over 20 years of experience in specialty rentals, housing, construction and hospitality industries, Mr. Schrenk will continue to serve as the Company’s Chief Commercial Officer a role he has served since 2018 and is a proven leader with a track record of success in revenue growth, operations and strategic growth management, which began with Fortune 500 Centex Homes from 2000 to 2005. He held various leadership roles at other homebuilding, specialty rental and manufacturing companies prior to joining Target Hospitality. Mr. Schrenk holds an MBA from Boise State University and a bachelor’s degree from George Fox University.
The Company today also reaffirmed its full year 2023 and preliminary 2024 financial outlook, which it provided in connection with the announcement of the $3.3 billion contract award for the Pecos Humanitarian Community in December 2023.
Mr. Kalamaras’ departure is not a result of any disagreement with the Company or its independent auditors on any matter relating to the Company’s accounting, financials, strategy, management, operations, policies, regulatory matters or financial practices.
About Target Hospitality
Target Hospitality is one of North America's largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.
Cautionary Statement Regarding Forward Looking Statements
Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "could," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, including inflation, political and regulatory risks; federal government's determination to exercise option periods associated with the humanitarian contract; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; changes in demand within a number of key industry end-markets and geographic regions; failure to retain key personnel; increases in raw material and labor costs; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration; federal government budgeting and appropriations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:

Investors
Mark Schuck (832) 702 – 8009 ir@targethospitality.com